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                                                                   EXHIBIT 10(Z)


                             RESPONSE ONCOLOGY, INC.

                EMPLOYMENT AGREEMENT FOR CHIEF FINANCIAL OFFICER

         THIS AGREEMENT (the "AGREEMENT") is made as of the 1st day of January 2001 (hereinafter "EFFECTIVE DATE") by and between Response Oncology, Inc. ("ROI"), and Peter A. Stark ("EXECUTIVE").

                                    RECITALS

         WHEREAS, ROI desires to employ Executive as the Chief Financial Officer of ROI; and,

         WHEREAS, Executive desires to be employed by ROI pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, the parties agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, ROI hereby employs Executive and Executive hereby accepts employment from ROI as Chief Financial Officer, commencing on the Effective Date for the term specified in Section 6.1 hereof.

         2. DUTIES. Executive shall devote his best efforts and his full business and professional time, energy and skill to the service of ROI and promotion of its interests in his capacity as Chief Financial Officer. Executive will carry out duties commensurate with and required by such position, and will assume senior financial authority and responsibility for ROI, subject to and in accordance with directions, instructions, and requests from the Chief Executive Officer and the Board of Directors. Executive agrees not to engage in any other related business, nor to engage in the practice of his profession to any extent whatsoever, except pursuant to this Agreement, without the express prior written consent of ROI.

         3. COMPENSATION AND BENEFITS.

            3.1 BASE COMPENSATION. ROI shall pay Executive a base salary ("BASE SALARY") of one hundred eighty-five thousand dollars ($185,000) per year, subject to applicable withholdings. Base Salary shall be payable according to the customary payroll practices of ROI but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to an adjustment according to the policies and practices adopted by the Board of Directors from time to time.




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            3.2 ANNUAL INCENTIVE BONUS. ROI will pay Executive an annual incentive bonus ("INCENTIVE BONUS"), if any, of up to forty percent (40%) of Executive's Base Salary at the end of each year. Any such Incentive Bonus will be payable no later than January 31st of the year subsequent to the year for which the Incentive Bonus is approved by the Board. The Incentive Bonus will be based, in the sole and absolute discretion of the Board of Directors, on the Board's evaluation of Executive's performance and on performance targets established annually by the Board.

            3.3 EXECUTIVE STAY BONUS. ROI will pay Executive an Executive Stay Bonus of one and one half (1.5) times the sum of the Executive's Base Salary plus a bonus of 40% of the Base Salary ("Executive Stay Bonus") to be paid within ten (10) days of the effective date that the Company emerges from bankruptcy or the Board of Directors declares that a period of restructuring has concluded. The Board of Directors has declared that the period of reorganization began as of January 1, 2001. If Executive remains employed with the Company subsequent to April 30, 2001, during a period of restructuring, equaling no more than twelve (12) months from January 1, 2001, and is then terminated without cause or voluntary termination by Executive for Good Reason, as defined in
Section 6.2.4 below, Executive will receive his Executive Stay Bonus in lieu of the compensation provided in Section 6.2.6. Upon the commencement of a period of restructuring, ROI shall deposit with an escrow agent, pursuant to an escrow agreement between ROI and such escrow agent, a sum of money or marketable securities which is sufficient in the opinion of ROI's management to fund eighty percent (80%) of the amounts which may become due to Executive under this Section, which money or marketable securities shall be utilized either to satisfy ROI's obligation to pay the Executive Stay Bonus or to pay the compensation and benefits under Section 6.2.3 of this Agreement. The escrow agreement shall provide that such agreement may not be terminated until the earlier of (i) Executive's employment has been terminated and all amounts due to Executive as set forth in this Agreement have been paid to Executive, as certified in writing by ROI and the Executive, or (ii) the mutual written consent of the Executive and ROI.

            3.4 ADDITIONAL BENEFITS. Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites to which any salaried employee is eligible under any existing or future plan or program established by ROI for salaried employees, including, without limitation, all plans developed for executive officers of ROI, to the extent permissible under the terms and provisions of such plans or programs. These plans or programs may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings and sick leave plans. Executive will also be entitled to additional payments for (a) continuing professional education, (b) professional licensure and (c) professional dues and subscriptions. The calendar year limitation for the above items is $5,000.



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Notwithstanding the foregoing, ROI may require attendance at certain conferences or professional education seminars that shall be outside the scope of the annual limitation for reimbursement. Nothing in this Agreement will preclude ROI from amending or terminating any of the plans or programs applicable to salaried employees or executive officers. Notwithstanding the foregoing, Executive will be entitled to annual paid vacation, as provided in the ROI Vacation Policy (which shall be no less than four (4) weeks per year), which amount shall not accumulate or carry over from year to year. If ROI requests Executive to relocate from Memphis, Tennessee and Executive does not terminate for Good
Reason pursuant to Section 6.2.4, Executive shall receive the Executive Stay Bonus within seven (7) days of the acceptance of the relocation.

            3.5 BUSINESS EXPENSES. ROI will reimburse Executive for all reasonable travel and other expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement upon Executive's submitting proper documentation in accordance with ROI's policies for expense reimbursement.

            3.6 WITHHOLDING. ROI may directly or indirectly withhold from any payments under this Agreement all federal, state, city, or other taxes that shall be required pursuant to any law or governmental regulation.

            3.7 STOCK OPTIONS. Executive shall be granted stock options for one hundred thousand (100,000) shares of ROI's common stock from the 1996 Stock Incentive Plan which will vest on the grant date. The grant date and exercise price for each share subject to the options shall be equal to the closing price of ROI shares on January 30, 2001 of $0.313 a share. In the event the Board of Directors makes additional stock options available to management personnel, Executive will be eligible for such options provided, however, that Executive's performance is then satisfactory as determined by the Board of Directors or their designee in their or his sole discretion. Notwithstanding anything to the contrary in this Agreement, Executive will forfeit the right to exercise and shall return and deliver to ROI all vested by unexercised stock options if Executive, whether during his employment or at any time afterward, breaches any fiduciary duty owed to ROI or engages in any intentional conduct for which Executive may be immediately terminated pursuant to Section 6.2.2 of this Agreement.

         4. DEATH BENEFIT; DISABILITY COMPENSATION; KEY MAN INSURANCE

            4.1 PAYMENT IN EVENT OF DEATH. In the event of the death of Executive during the term of this Agreement, ROI's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Incentive Bonus, which will be paid on a pro-rated basis for that year. Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs



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provided or referred to in this Agreement, other than "key man" life insurance benefits.

            4.2 DISABILITY COMPENSATION. Notwithstanding the disability of Executive, ROI will continue to pay Executive pursuant to Section 3 hereof during the term of this Agreement, unless the Executive's employment is earlier terminated in accordance with this Agreement. In the event the disability continues for a period of three (3) months, ROI may thereafter terminate this Agreement and the Executive's employment. Following such termination, ROI will pay Executive amounts equal to his regular installments of Base Salary, as of the time of termination, for a period of the greater of (a) the remaining term of this Agreement or (b) twelve (12) months from the date of such termination. All other compensation will cease except for earned but unpaid Incentive Bonus which would be payable on a pro-rated basis for the year in which the disability occurred, through the date of termination. ROI will make reasonable accommodations to Executive's disability in accordance with applicable laws where required.

            4.3 RESPONSIBILITIES IN THE EVENT OF DISABILITY. During the period Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, Executive will furnish information and assistance to ROI and from time to time will make himself available to ROI to undertake assignments consistent with his position or prior position with ROI. If ROI fails to make a payment or provide a benefit required as part of this Agreement, Executive's obligation to provide information and assistance will end.

            4.4 DEFINITION OF DISABILITY. For purposes of this Agreement, the term "disability" will mean Executive's inability to perform all the material and substantial duties as Chief Financial Officer of ROI.

            4.5 KEY MAN LIFE INSURANCE. Upon request by ROI, Executive agrees to cooperate with ROI in obtaining "key man" life insurance on the life of Executive with death benefits payable to ROI. Such cooperation shall include the submission by Executive to a medical examination and his response to inquiries regarding his medical history.

         5. CONFIDENTIALITY; CORPORATE OPPORTUNITIES.

            5.1 CONFIDENTIAL INFORMATION DEFINED. The term "CONFIDENTIAL INFORMATION" means any proprietary or non-public knowledge, idea or information, in any form (whether tangible or intangible, oral, written, electronic or otherwise), pertaining in any manner to the business or operations of ROI or its clients or customers, including but not limited to records, files, software, know-how, technical information, processes, plans, data, activities, research, development(s), technology, trade secrets, proprietary information, methods, specifications, notes, summaries, studies, analysis, instructions, designs, graphs, drawings,



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services, products, inventions, computer files, data, research, patient lists or records, forms, documents, business plans, budgets, schedules, projections, cost analyses, markets or marketing information, banking or credit relationships, payroll and other financial or business information. Confidential Information does not include any information, knowledge, or idea which (i) is generally known in ROI's or any relevant trade or industry; (ii) is part of Executive's general knowledge prior to his employment by ROI; (iii) is disclosed to Executive by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from ROI; or (iv) is required by law to be publicly disclosed or is publicly disclosed pursuant to judicial or administrative proceedings.

            5.2 PROTECTION OF CONFIDENTIAL INFORMATION. During the term of this Agreement, Executive covenants and agrees that he will hold all Confidential Information in strictest confidence and will not directly or indirectly disclose, or permit to be disclosed, any Confidential Information to any person, firm, corporation, or other business organization or use any Confidential Information except as required by Executive's responsibilities or in the course of carrying out Executive's duties pursuant to this Agreement or as required by law. Additionally, for five (5) years following termination of this Agreement, Executive covenants and agrees that he will not directly or indirectly disclose, or permit to be disclosed, any Confidential Information to any person, firm, corporation, or other business organization or use any Confidential Information for any purpose except as permitted in writing by ROI.

            5.3 OWNERSHIP OF CONFIDENTIAL INFORMATION. Executive recognizes and agrees that all Confidential Information and all other notes, records, files, patient lists, forms and other documents and the like relating to ROI's business, and all computer files, programs and information which Executive prepares, uses, has, obtains, or otherwise comes into contact with during the term of this Agreement will be and remain ROI's sole property, and shall not be removed from ROI's offices except as required in the course of Executive's work, and shall be returned and delivered to ROI upon termination of this Agreement or earlier if requested by ROI. After termination of this Agreement or at any other time requested by ROI, Executive shall not retain any copies, abstracts, sketches or other physical embodiment of any items which embody, reflect, contain or evidence Confidential Information. Executive acknowledges that any use or disclosure of Confidential Information outside the scope of his employment would cause irreparable and continuing injury to ROI for which no award of monetary damages would be adequate, and that injunctive relief for ROI would be appropriate, in addition to any other rights ROI may have, to restrain and bar any such use or disclosure or threatened use or disclosure. Executive hereby waives any requirement that ROI submit proof of the economic value of any trade secret or post a bond or other security.

            5.4 CORPORATE OPPORTUNITIES. If Executive becomes aware of any possible or existing idea, enterprise, transaction, venture or opportunity which is or may be related in any



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way to the past, present or prospective business of ROI or which may be within the scope of any reasonable expansion of ROI's business(es) ("CORPORATE OPPORTUNITY"), Executive covenants and agrees that he shall promptly and fully present the Corporate Opportunity to ROI. Executive acknowledges and agrees that ROI shall determine, in its sole discretion, whether to pursue any such Corporate Opportunity and that Executive shall not pursue for his own benefit or disclose to any third party any Corporate Opportunity without prior written consent from ROI. If Executive pursues any Corporate Opportunity without written approval from ROI, ROI shall have the right to terminate this Agreement pursuant to Section 6.2.2(b).

            5.5 FORMER EMPLOYER INFORMATION. Executive agrees that he will not, during employment with ROI, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that Executive will not bring onto the premises of ROI any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

            5.6 REMEDIES. Nothing in this Section 5 is intended to limit, nor shall it limit, any remedy of ROI otherwise available under applicable statutory or other law.

         6. TERM AND TERMINATION.

            6.1 TERM. This Agreement shall commence on the Effective Date and remain in effect for an initial period of two (2) years unless terminated earlier by either party. Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless either party provides notice of its intent not to renew at least ninety (90) calendar days prior to the end of the initial or any renewal term.

            6.2 TERMINATION.

                6.2.1 TERMINATION FOR MATERIAL BREACH. Either party may terminate this Agreement if a material breach by the other party of any term or condition of this Agreement remains uncured for ten business (10) days after the breaching party's receipt of written notice of such breach from the non-breaching party. A material breach by Executive shall include any refusal to comply with the reasonable directions of the Board of Directors or Chief Executive Officer or with ROI's policies and procedures. A material breach by ROI shall include any failure by ROI to pay any obligations under Sections 3 and 4 of this Agreement.

                6.2.2 IMMEDIATE TERMINATION FOR CAUSE. ROI shall have the absolute right at any time, upon written notice to Executive, to terminate Executive immediately for cause upon the happening of any one or more of the following events whether or not any such event also constitutes a material breach of any provision of this Agreement:



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                      (a) Executive's bad faith or gross negligence in the
performance of his duties hereunder; Executive's repeated neglect or non-performance of his primary duties hereunder; Executive's intentional nonperformance of such primary duties; Executive's intentional malfeasance or willfully poor performance of his duties; any intentional act or omission that the Executive knew or reasonably should have known would injure the reputation of ROI; any willful or intentional act, beyond the scope of Executive's duties hereunder, which materially and negatively affects ROI's financial condition; or willful misconduct pertaining to any aspect of Executive's employment with ROI;

                      (b) Executive's breach of trust or of fiduciary duty (including but not limited to improper disclosure or use of Confidential Information or a Corporate Opportunity), as reasonably determined by the President and/or Board of Directors of ROI;

                      (c) Executive's fraud, misappropriation, embezzlement or other act of dishonesty (including any misrepresentation made by Executive to ROI during employment or discovery of one made to ROI prior to employment), or conviction of or entering a plea of nolo contendere to any felony or any misdemeanor involving dishonesty, fraud, substance abuse or distribution of controlled substances.

                6.2.3 TERMINATION IN THE EVENT OF CHANGE IN CONTROL.

                      (a) In consideration of all covenants of Executive hereunder, including, without limitation, Executive's covenant not to compete contained in Section 8 herein, if this Agreement is terminated by ROI within four (4) months prior to or within one (1) year following a Change in Control (as that phrase is defined below), ROI will pay to Executive within sixty (60) calendar days of the effective date of termination a lump sum equal to eighteen
(18) months base salary plus a bonus of 40% of the Executive's Base Salary. Notwithstanding anything to the contrary in this Agreement, the foregoing termination payment ("Termination Payment") shall be calculated and paid immediately prior to the closing of the transactions constituting a Change of Control if the Executive receives notice prior to the Change of Control that his employment will be terminated on or after the Change of Control.

A "CHANGE IN CONTROL" shall occur if an event or series of events occurs after the effective date of this Agreement which would constitute either a change in ownership of ROI, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated there under ("SECTION 280G"), or a change in the ownership of a substantial portion of ROI's assets, within the meaning of Section 280G (but for purposes of this definition, the fair market value threshold for determining "a substantial portion of ROI's assets" shall be "greater than fifty percent").



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                  (b) (i) Executive shall be permitted to participate in, and have all rights and benefits provided by, all benefit plans which Executive was eligible to participate in immediately prior to the termination date (to the extent such participation is possible under the laws then pertaining to such benefit plans), for a minimum of two and one-half (2.5) years following the termination date.

                  (ii) All options issued pursuant to the 1996 Stock Incentive Plan or any other stock option plan adopted by ROI, or any option granted under the plan of any successor company that replaces or assumes ROI's options ("OPTIONS") granted to Executive shall become fully vested and immediately exercisable at the time of a Change in Control Termination; provided, however, that the acceleration of exercisability or issuance shall be subject to the imposition of such restrictions on transferability of the subject shares of common stock of ROI or any securities of a successor company which shall have replaced such common stock ("COMPANY SHARES") as may be necessary to permit Company Shares issued upon exercise of such Options to continue to qualify for the exception from Section 16(b) of the Securities Exchange Act of 1934, as amended, provided by Rule 16b-3 thereunder. The Company represents and warrants that such vesting is not prohibited by the 1996 Stock Incentive Plan. Any written grant of Options to the Executive shall contain the foregoing vesting provision. In lieu of Company Shares issuable upon exercise of any outstanding and unexercised Options granted to Executive, Executive may, at Executive's option, receive an amount in cash equal to the product of (i) the excess of the higher of the Fair Market Value of Company Shares on the Termination Date, or the highest per share price for Company Shares actually paid in connection with any Change of Control of the Company, over the per share exercise price of each Option held by Executive, times (ii) the number of Company Shares covered by each such Option. In the event Executive does not elect to receive a cash payment for any outstanding and unexercised Options granted to Executive, Executive shall have the right to exercise such Options in accordance with the terms and conditions provided in the applicable stock option plans.

                  (iii) The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of a termination described in SECTION 6.2.3 of this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).



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                  (c) CERTAIN TRANSACTIONS. Notwithstanding the definition of change of control, unless otherwise determined in a specific case by majority vote of the Board, a Change of Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or (ii) any Company-sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item thereon) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change of Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

                  (d) TAX MATTERS. If any tax on Excess Parachute Payments (as defined in Section 280G of the Internal Revenue Code of 1986, as amended) will be imposed on the Executive under Internal Revenue Code ("the Code") section 4999 as a result of the Executive's receipt of the Termination Payment and any other payment, benefit or compensation which Executive receives or has the right to receive from ROI or any of its affiliates solely as a result of his termination related to a Change of Control ("the Change of Control Benefits"), the Company shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, interest, and excise taxes imposed by the federal government or pursuant to any similar provision of any applicable state law (collectively "Excise Tax"). To effect this indemnification, the Company shall pay to the Executive the additional amount ("Additional Amount") which is sufficient to indemnify and hold the Executive harmless from the application of Code sections 280G and 4999, including the amount of (i) the Excise Tax that will be imposed on the Executive under section 4999 of the Code with respect to the Change of Control Benefits; (ii) the additional (A) Excise Tax under section 4999 of the Code, (B) hospital insurance tax under section 3111(b) of the Code and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in subitem (i); and (iii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount described in subitem
         (ii) and this subitem (iii) and any other indemnification payment under this SECTION 6.2.3(d). The Additional Amount shall be calculated and paid to the Executive at the time that the Termination Payment is paid to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change of Control occurs shall be used. Nothing in this paragraph shall give the Executive the right to receive indemnification from the Company for federal, state or



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         local income taxes or hospital insurance taxes payable solely as a result of the Executive's receipt of (a) the Change in Control Benefits, or (b) any additional payment, benefit or compensation other than the Additional Amount. As specified in items (ii) and (iii), above, all income, hospital insurance and additional Excise Taxes resulting from additional compensation in the form of the Excise Tax payment specified in item (i), above, shall be paid to the Executive.

         The provisions of this SECTION 6.2.3(d) are illustrated by the following example:

                  Assume that the Termination Payment and all other Change of Control Benefits result in a total federal, state and local income tax and hospital insurance tax liability of $180,000; and an Excise Tax liability under Code section 4999 of $70,000. Under such circumstances, the Executive is solely responsible for the $180,000 income and hospital insurance tax liability; and the Company must pay to the Executive $70,000, plus an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance taxes, and Excise Taxes that will result from the $70,000 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial $70,000 payment.

                6.2.4 TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive shall have the absolute right at any time, upon written notice to ROI, to terminate this Agreement without loss of any rights hereunder of the termination is for Good Reason as defined below. "Good Reason" shall be defined for the purposes of this Agreement to mean: (i) a change in the Executive's status, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment and without Executive's consent, represents a reduction in or demotion of the Executive's status, position or responsibilities as in effect immediately prior to such change; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any such positions, except in connection with a termination with cause, as a result of Executive's death or permanent disability or by voluntarily termination; (ii) a reduction in Executive's Base Salary as in effect on the date hereof or as same may be increased from time to time or modifying, suspending, discontinuing or terminating any award plan or benefit plan in a manner which treats Executive differently than other similar situated employees or singled out or discriminates against Executive; (iii) the relocation of ROI's principal executive office to a location outside a thirty miles radius of Memphis, Tennessee or ROI's requiring Executive to be based any place other than a location within a thirty mile radius of Memphis, Tennessee without the Executive's consent, except for reasonably required travel on the company's business; (iv) failure by ROI to continue to provide the Executive with compensation and benefits provided for under this



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Agreement or benefits substantially similar to those provided to the Executive under any of the employee benefit plans in which the Executive is or becomes participant; or the taking of any action by ROI which would directly or indirectly materially reduce any such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change of Control; (v) a material breach of ROI of any provision of this Agreement; (vi) any purported termination of the Executive's employment by ROI which is not effected pursuant to the procedure set forth in Section 6; or (vii) ROI's failure to obtain an agreement reasonable satisfactory to the Executive from any successor or assign of the company to assume and agree to perform this Agreement.

                6.2.5 TERMINATION WITHOUT CAUSE. Both ROI and Executive may terminate this Agreement without cause and in the absence of material breach on thirty (30) days written notice to the other party.

                6.2.6 SEVERANCE BENEFIT. In the event that ROI terminates Executive without cause or Executive terminates for Good Reason, other than in the case of a Change of Control, then ROI shall pay Executive a lump sum severance amount equal to twelve (12) months Base Salary plus a bonus of 40% of the Executive's Base Salary, except as provided in Section 3.3.

                6.2.7 TERMINATION FOR MATERIAL BREACH OR WITH CAUSE; VOLUNTARY TERMINATION. If the Executive is terminated for material breach or with cause pursuant to Sections 6.2.1 or 6.2.2, or Executive terminates this Agreement in the absence of a material breach by ROI (regardless of whether there has been a Change in Control), ROI will not be obligated to pay Executive any compensation or Incentive Bonus following the effective date of termination but will pay Executive earned but unpaid Base Salary through the effective date of termination. In the event of non-renewal, ROI will pay Executive all compensation earned and any Incentive Bonus determined through the end of the contract term. Any amounts due to Executive hereunder will be paid within thirty calendar (30) days of the effective date of termination, unless otherwise required by law. The exercisability of stock options granted to Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

         7. DISPUTE RESOLUTION.

            7.1 ARBITRATION PROCEDURE. Any controversy, claim, or dispute arising out of or relating to this Agreement (including but not limited to the interpretation, construction, or enforcement of any of the terms of this Agreement or the breach of any provision of it) shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its



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Commercial Dispute Resolution Procedures, modified to the extent, if any, that the arbitration rules are inconsistent with the terms of this Section 7. All such arbitration proceedings shall take place in and be conducted in Memphis, Tennessee, and shall be conducted by one arbitrator selected in accordance with the arbitration rules. The arbitrator shall issue a written opinion setting forth the arbitrator's findings of fact and conclusions of law. The arbitrator shall have no authority to award punitive or other damages beyond the prevailing parties' actual damages and shall not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. The parties agree that the decision of the arbitrator shall be final, binding, and conclusive. The parties agree that the arbitration award may be enforced in any court having jurisdiction thereof by the filing of a petition to enforce said award. All expenses (e.g. the filing fees and arbitrators' fees) of the arbitration shall be shared equally by the parties. Each party, however, shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proof.

            7.2 EQUITABLE REMEDIES AVAILABLE. Notwithstanding any provision in
Section 7.1 and in addition to the rights and procedures available to the parties pursuant to Section 7.1, either party may at any time seek injunctive relief, whether temporary, preliminary, or permanent, and/or an order or judgment for specific performance from any state or federal court properly having jurisdiction over the matters then in dispute and located in Memphis, Tennessee. Executive and ROI each consent to personal jurisdiction and venue of a court of competent jurisdiction sitting in Memphis, Tennessee for purposes of any action or proceeding contemplated by this Section 7. The parties agree that a final order or judgment in any such action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the order or judgment or in any other manner provided by applicable law related to the enforcement of judgments.

         8. COVENANT NOT TO COMPETE OR SOLICIT.

            8.1 DURING THE TERM OF EMPLOYMENT. As an inducement to ROI to enter into this Agreement and in consideration of the amounts payable to Executive hereunder, Executive covenants and agrees not to Compete with ROI (as defined in Section 8.3) at any time while he is employed by ROI or receiving any payments from ROI.

            8.2 VOLUNTARY TERMINATION; TERMINATION WITH OR WITHOUT CAUSE As a further inducement to ROI to enter into this Agreement and in consideration of the amounts payable to Executive hereunder, Executive covenants and agrees that, in the event of a voluntary termination of this Agreement without Good Reason by Executive subject to the exception below, or in the event of termination by ROI with cause or for material breach (all regardless of a Change in Control), he will not Compete with ROI for a period of one (1) year from the date of such termination; provided, however, that if a voluntary termination without Good Reason by

Executive follows a notice by ROI under Section 6.1 that the term of this Agreement will not be automatically extended, or if ROI terminates this Agreement without cause and in the absence of a material breach by Executive, there will be no restriction on Executive's right to Compete with ROI after the effective date of termination. The one-year period of non-competition set forth in this Section 8.2 shall be extended by the duration of any violation by Executive of this covenant. Executive also covenants that he will not at any time during or after his employment by ROI disparage ROI or any of its shareholders, directors, officers, employees or agents.

            8.3 DEFINITION OF "COMPETE WITH ROI". For the purposes of this
Section 8, the term "Compete with ROI" means any action(s) by Executive, direct or indirect, for his own account or for the account of any other person or entity, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, manager, creditor or in any other capacity, resulting in Executive having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest in (including but not limited to lending of Executive's name), or employment, association or affiliation with, any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise (including self-employment) that (a) provides outpatient cancer services or services otherwise competitive with or to any of those provided by ROI or any affiliate or planned on Executive's date of termination to be provided by ROI or any affiliate (including but not limited to oncology-related services or management services to any oncology or hematology practice) within a twenty-five
(25) mile radius of any location where ROI or any subsidiary or affiliate of ROI performs oncology-related, management or other services at the effective date of a termination of Executive's employment and which location generated either net revenue or pre-tax profit equal to or greater than ten (10) percent of the net revenues or ten (10) percent of the total ROI EBITDA in the year prior to termination, (b) solicits from any supplier or customer of ROI or diverts or attempts to divert from ROI (or any affiliate) any business of any kind in which ROI or its affiliate is engaged or is similar to that in which ROI or its affiliate is engaged or plans on the date of Executive's termination to be engaged (including but not limited to the solicitation of or interference with any of ROI's suppliers or customers), or (c) employs or solicits for employment or work as an independent contractor or otherwise any person employed by ROI during that person's employment by ROI and for one year thereafter; provided, however, that the term "Compete with ROI" shall not include ownership (without any more extensive relationship) of less than a five percent (5%) interest in any publicly-held corporation or other business entity. Executive acknowledges that U.S. Oncology and Salick Health Care, Inc. are among the entities which provide "outpatient cancer services" and/or services otherwise competitive with or to any of those provided by ROI as of the date of execution of this Agreement.

            8.4 REASONABLENESS OF SCOPE AND DURATION; REMEDIES. Executive acknowledges that the covenants contained herein are fair and reasonable as to geographic, professional and temporal scope and are reasonably required to protect the interests of ROI.

Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 8 would cause irreparable harm to ROI not compensable in monetary damages and that ROI shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 8 without being required to prove damages or furnish any bond or other security.

            8.5 SEVERABILITY. The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any covenant in this Section 8 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to geographic, professional and temporal scope, and such lesser geographic, professional or temporal scope, or all of them, as a court or arbitrator of competent jurisdiction or authority may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

            8.6 NOTICE OF OTHER EMPLOYMENT. Executive will, while any covenant under this Section 8 is in effect, give written notice to ROI within ten calendar (10) days after accepting any other employment of the identity of that employer. ROI may notify such employer that Executive is bound by this Agreement and furnish such employer with a copy of this Agreement or relevant portions of it.

         9. INDEMNIFICATION OF EXECUTIVE. ROI shall maintain directors' and officers' liability insurance and shall maintain any other insurance policies necessary to indemnify Executive, if Executive was or is a party to any third party proceeding, by reason of the fact that Executive was or is an authorized representative of ROI, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such third party proceeding so long as Executive acted in good faith and in a manner he reasonably believed to be in the best interest of ROI and, with respect to criminal third party proceedings, had no reasonable cause to believe such conduct was unlawful. ROI shall notify Executive in writing of any changes to the directors and officers liability insurance coverage. To the extent that Executive has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, Executive shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

         10. MISCELLANEOUS.

             10.1 ASSIGNMENT. Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of or transfer, whether voluntarily or involuntarily, any rights or obligations under this Agreement. Any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent: the consolidation of ROI with, or its merger into, any other corporation; the sale or exchange by ROI of all or any of its stock to or with a third party; the sale by ROI of all or substantially all of its properties or assets; or the assignment by ROI of this Agreement and the performance of its obligations hereunder to any successor in interest, parent, subsidiary or affiliate.

            10.2 BINDING AGREEMENT. Subject to Section 10.1, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

            10.3 AMENDMENT. No change or modification of this Agreement shall be valid or binding upon the parties unless and until the same is in writing and signed by both parties.

            10.4 NOTICE. Any notice to be provided pursuant to this Agreement shall be in writing and shall be provided by hand delivery or certified mail, return receipt requested to the addresses listed below or to such other address as may have been furnished to the other party in writing:

                           Notices to ROI:

                           Response Oncology, Inc.
                           1805 Moriah Woods Boulevard
                           Memphis, Tennessee 38117
                           Attn: Chair of Compensation Committee

                           Notices to Employee:

                           Peter A. Stark
                           5843 Brierhaven Avenue
                           Memphis, Tennessee  38120

         Any notice provided pursuant to this Agreement shall be effective as of the earlier of the date received or within three (3) business days after mailing by certified mail, return receipt requested. Either party, by written notice to the other party, may change the address, persons, or entities to which notice is to be provided.

         10.5 HEADINGS. The headings, captions, and titles appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of the Agreement or any paragraph or provision therein.

         10.6 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of this Agreement. Further, neither party shall be deemed to have waived any provision of or right under this Agreement unless such waiver is set forth in writing signed by the party against whom waiver is asserted. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

         10.7 SEVERABILITY. If any one or more of the provisions of this Agreement is ruled to be wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the Court or other government body is authorized to amend and to reform the provision(s) to the minimum extent necessary to render it valid and enforceable in conformity with the parties' intent as manifested in this Agreement and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principal of law or equity.

         10.8 APPLICABLE LAW. The construction, interpretation, and enforcement of this Agreement shall at all times and in all respects be governed by the laws of the State of Tennessee, without reference to Tennessee's choice of law or conflict of law provisions or principles.

         10.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes any prior written or oral agreement pertaining to the subject matter hereof. No change or modification of this Agreement shall be valid or binding upon the parties unless and until the same is in writing and signed by the party against whom enforcement of such change or modification is sought.

         10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 COVENANTS AND UNDERTAKINGS OF SECTIONS 5 AND 8; INJUNCTIVE RELIEF FOR

BREACH OR THREATENED BREACH. The covenants and undertakings of Executive in Sections 5 and 8 are essential elements of this Agreement, and without Executive's agreement to comply with such covenants, ROI would not have employed him and entered into this Agreement. ROI and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by ROI. Executive's covenants and agreements in Sections 5 and 8 are independent covenants and the existence of any claim against ROI by Executive under this Agreement or otherwise will not excuse Executive's breach of any covenant or agreement in Section 5 or 8. The parties agree that in the event of any breach or threatened breach of any of the covenants or undertakings of Sections 5 or 8, the damage or imminent damage to the value and goodwill of ROI's business will be irreparable and extremely difficult to estimate, making any remedy at law or in monetary damages inadequate. Accordingly, the parties agree that ROI shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damages) available to ROI under this Agreement or under applicable law.

         10.12 EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that the execution and delivery of this Agreement by Executive do not, and the performance by Executive of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.


RESPONSE ONCOLOGY, INC.             EXECUTIVE



Signature:                          Signature:
           ----------------------              ---------------------------------
Name:      Anthony La Macchia                  Name:    Peter A. Stark
Title:     Chief Executive Officer
Date:                                          Date:
           ----------------------              ---------------------------------

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         Amendment effective as of July 30, 2001, to Employment Agreement by and between Response Oncology, Inc., a Tennessee corporation ("ROI") and Peter A. Stark (the "Executive"), originally effective as of January 1, 2001 (the "Agreement"),

         WHEREAS, ROI desires to continue to employ the Executive to serve as the Chief Financial Officer of ROI;

         WHEREAS, ROI and the Executive each deem it necessary and desirable to modify the Agreement to reflect the conditions that led ROI to adopt the Response Oncology, Inc. Employee Retention Plan and the Response Oncology, Inc. Key Employee Severance Plan, neither of which plan provides for participation by Executive;

         NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree to amend the Agreement as follows:

         1. Section 3.3 of the Agreement shall be amended to read as follows:

                     3.3 STAY BONUS. Executive shall become entitled to receive a bonus (the "Stay Bonus") in the amount of $148,000 upon the first to occur of: (a) the effective date of ROI's emergence from bankruptcy (e.g., confirmation of a plan, conversion to Chapter 7),
            (b) Executive's termination of employment without cause, as defined in Section 6.2.2 (" Cause"), or his resignation for Good Reason, provided, however, Executive is employed under the Agreement on such date (the "Entitlement Date"). The entire amount of such bonus shall be paid to Executive no later than ten (10) days following the Entitlement Date. ROI shall deposit with an escrow agent, pursuant to an escrow agreement between ROI, Executive, and such escrow agent, a sum of money or marketable securities which is sufficient in the opinion of ROI's management to fund one hundred percent (100%) of the amounts which may become due to Executive under this Section, which money or marketable securities shall be utilized to satisfy ROI's obligation to pay the Stay Bonus. The escrow agreement shall provide that such agreement may not be terminated until the earlier of (i) Executive's employment has been terminated and all amounts due to Executive as set forth in this Subsection have been paid to Executive, as certified in writing by ROI and the Executive, or (ii) the mutual written consent of the Executive and ROI.

         2. Article 3 shall be amended to add new Section 3.8 at the end thereof to read as follows:

                     3.8 RESTRUCTURING BONUS. Together with Anthony LaMacchia,
            Executive has assumed primary responsibility for obtaining the payment in its entirety of the Company's current bank debt of $29,198,715 (the "Debt"). If the Debt is so repaid, or if it is assumed, or if only ministerial steps remain to complete such repayment or assumption during the twelve (12) month period beginning on the date this amended Agreement is approved by the bankruptcy court (the "Performance Measurement Period"), Executive shall be entitled to receive a payment ("Unenhanced Restructuring Bonus") equal to $50,000, provided Executive is employed under the Agreement at that time.

                     Executive shall receive the following additional payments
            (individually and collectively referred to as the "Unsecured Creditor Bonus" and, together with the Unenhanced Restructuring Bonus, the "Restructuring Bonus") if amounts specified in the tiers below are made available for unsecured creditors at any time after this amended Agreement is approved by the Bankruptcy Court, provided the amounts are made available as a result of Executive's efforts, such as, by way of example and not limitation, as a result of a reorganization plan that was confirmed by the Bankruptcy Court at a time the Executive was employed by the Company: (i) $60,000 if a total of $5 million above the Debt is available for unsecured creditors; (ii) another $26,000 (in addition to the first $60,000) if a total of $7 million above the Debt is available for unsecured creditors; (iii) another $28,000 (in addition to the $60,000 and the $26,000) if a total of $9 million above the Debt is available for unsecured creditors; and (iv) in addition to the $60,000, $26,000 and $28,000 bonus amounts, up to another $128,000 more by calculating one and six-tenths percent (1.6%) of every dollar recovered in excess of $9 million up to $17 million total available to unsecured creditors.

                     The Unenhanced Restructuring Bonus shall be increased by an additional $73,000 if the Debt is eliminated or assumed within the first three (3) months of the Performance Measurement Period or by $36,500 if the Debt is eliminated or assumed thereafter, but within the first six (6) months of the Performance Measurement Period, both additions (individually a "Time Enhancement") to be conditioned upon availability of funds to unsecured creditors as follows: Executive will receive (i) 20 percent of the relevant Time Enhancement if $5 million total recovery is available to unsecured creditors; (ii) 30 percent of the relevant Time Enhancement if $7 million total recovery is available to unsecured creditors; (iii) 40 percent of the relevant Time Enhancement if $9 million total recovery is available to unsecured creditors, and (iv) 100 percent of the relevant Time Enhancement if more than $9 million total recovery is available to unsecured creditors.

                     The $50,000 payment guaranteed upon satisfaction of the
            Debt shall be deposited into escrow upon entry of the order approving the Employee Retention Plan, and shall be paid to Executive within ten (10) days of the date the Debt is eliminated or assumed subject to the conditions set forth in the final two sentences of this Subsection. The balance of the Restructuring Bonus, if applicable, shall be paid to Executive within ten (10) days after achievement of the targets for sums available to unsecured creditors, also subject to the conditions set forth in the following two sentences of this Subsection, provided, however, that no Unsecured Creditor Bonus shall be paid until an Order is entered by the Court, on notice to all parties, which includes a finding that a sufficient amount of money with respect to a specific target is available for payment to unsecured creditors or, if earlier, actual payment is made to the unsecured creditors. Any Restructuring Bonus shall be paid only if and to the extent sufficient funds remain after the Debt is eliminated or assumed. If the remaining funds are insufficient to pay a full Restructuring Bonus to both Executive and to Anthony LaMacchia, the two shall share the available funds on a pro rata basis.

         3. Section 6.2 shall be amended by adding new Section 6.2.8 at the end thereof to read as follows:

                     6.2.8 SEVERANCE UPON COURT APPROVAL. Upon approval by the
            Bankruptcy Court of this Amendment, Executive shall not be entitled to the cash severance payments and health and welfare benefits provided under Section 6.2.3 or 6.2.6, but Executive shall instead be eligible to receive the payments and benefits described in this
            Section in the event his employment is terminated without Cause, provided, however, that such benefits may be subject to mitigation as set forth below in paragraph a.

                           (a) NO CHANGE OF CONTROL. If Executive's employment
            is terminated without Cause prior to a Change of Control and within the first four (4) months of the Performance Measurement Period, he shall be entitled to receive within ten (10) days thereafter a lump-sum payment of $185,000, plus any unpaid Stay Bonus. In addition, ROI shall continue Executive's health and welfare benefits for a period of twelve (12) months or, if a lesser period, until Executive obtains comparable benefits from another employer. If Executive is so terminated during the final eight (8) months of the Performance Measurement Period or any period thereafter, the amount of the lump sum payment described above shall instead equal 1.5 times the sum of his then Base Salary (or $277,500, if greater) plus any unpaid Stay Bonus, and the Company shall continue Executive's health and welfare benefits for a period of eighteen (18) months or, if a lesser period, until the Executive obtains comparable benefits from another employer.

                     (b) CHANGE OF CONTROL. Upon approval by the Bankruptcy
            Court of this Amendment, if the Executive's termination occurs after a Change in Control, or in contemplation of Change in Control, then in lieu of the benefits described in subsection (a) above, Executive shall be entitled to receive a lump sum payment equal to the lesser of (a) his Stay Bonus, plus an amount of money equal to 1.5 times the sum of (i) his Base Salary plus (ii) his annual Target Bonus, which is forty percent (40%) of his Base Salary, or (b) the Stay Bonus, Restructuring Bonus (including any Time Enhancement) plus the cash severance payments described in Subsection (a) above. Executive shall be entitled to a Restructuring Bonus in the event of a Change of Control only as provided in this subparagraph (b) and only if he is not terminated for Cause. In addition, ROI shall continue the Executive's health and welfare benefits for a period of eighteen
            (18) months or, if a lesser period, until the date the Executive receives comparable coverage from another employer.

         4. If ROI remains under the protection of the Bankruptcy Court on or about May 31, 2002, the Executive's award opportunity under the Corporate Annual Incentive Plan will be reviewed and implemented, as appropriate.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement effective as of July 16, 2001.


                                     RESPONSE ONCOLOGY, INC.

                                     By:
                                         ---------------------------------------

                                     Name:
                                           -------------------------------------

                                     Title:
                                            ------------------------------------


                                     EXECUTIVE

                                     -------------------------------------------
                                                   PETER A. STARK